Exhibit 4.1

Algomizer Ltd.
2017 Israeli Incentive Plan for the Allocation of Options and Shares
(*In accordance with the Amendment to the Income Tax Ordinance (No. 132), 5762 - 2002)

Definitions

For the purpose of this Israeli Incentive Plan and its related documents, including the Grant Letter, the following definitions shall apply as follows:

(a) “Option” - A non-transferable option to purchase one or more shares of the Company, subject to this Incentive Plan.

(b) “102 Option” - An option granted by the Company to its Employees subject to Section 102 of the Ordinance.

(c) “102 Option under the Trustee Track” - An option granted subject to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Employee.

(d) “102 Option under the Non-Trustee Track” - An option granted subject to Section 102(c) of the Ordinance and not held in trust by a Trustee for the benefit of the Employee.

(e) “Option under the Capital Gains Track” - An option with respect to which the Company has elected and determined that the applicable tax track shall be the capital gains track in accordance with Section 102(b)(2) of the Ordinance.

(f) “Option under the Employment Income Track” - An option with respect to which the Company has elected and determined that the applicable tax track shall be the employment income track in accordance with Section 102(b)(1) of the Ordinance.

(g) “3(i) Option” - An option granted subject to Section 3(i) of the Ordinance to a Non-Employee.

(h) “Controlling Shareholder” - As defined in Section 32(9) of the Ordinance.

(i) “Board of Directors” - The Board of Directors of the Company.

(j) “Record Date” - The record date for a shareholder’s eligibility for the distribution of bonus shares and/or cash dividends and/or the issuance of rights.

(k) “Public Offering” - The initial public offering of the Company’s shares.

(l) “Company” - Algomizer Ltd., a company incorporated under the laws of the State of Israel.

(m) “Affiliated Company” - An “employing company” as defined in Section 102(a) of the Ordinance.

(n) “Acquiring Company” - Any entity into which the Company merges or by which it is acquired, and where the Company is not the surviving company.

(o) “Companies Law” - The Israeli Companies Law, 5759 - 1999.

(p) “Chairman” - The Chairman of the Board of Directors.

(q) “Grant Letter” - A signed document between the Company and the Grantee, which includes, regulates, and determines the terms under which the Option/Share will be granted to the Grantee and which shall apply to it, subject to the provisions of this Incentive Plan.

(r) “Grant Date” - The date of grant of the Option/Share, as shall be determined by the Board of Directors or as stated in the Grant Letter with the Grantee.

(s) “Vesting Date” - The date on which the Grantee shall be entitled to receive the Shares and/or to exercise the Options or part thereof, as detailed in Sections 9-10 of the Incentive Plan and as shall be determined by the Board of Directors.

(t) “Option Expiration Date” - The date on which the Option expires, as stated in Section 10.4 of the Incentive Plan.

(u) “Share” - An ordinary share of the Company, with no par value.

(v) “102 Share” - A share granted to Employees subject to Section 102 of the Ordinance.

(w) “102 Share under the Trustee Track” - A share granted subject to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Employee.

(x) “102 Share under the Non-Trustee Track” - A share granted subject to Section 102(c) of the Ordinance and not held in trust by a Trustee for the benefit of the Employee.

(y) “Share under the Capital Gains Track” - Means a share with respect to which the Company has elected and determined that the applicable tax track shall be the capital gains track in accordance with Section 102(b)(2) of the Ordinance.

(z) “Share under the Employment Income Track” - A share with respect to which the Company has elected and determined that the applicable tax track shall be the employment income track in accordance with Section 102(b)(1) of the Ordinance.

(aa) “Trustee” - A person appointed by the Company to serve as a trustee and approved by the Tax Authority, all subject to Section 102(a) of the Ordinance.

(bb) “Grantee” - A person to whom the Company has granted Shares and/or Options by virtue of this Incentive Plan.

(cc) “Cause” - Any of the following:

(1) Conviction of an offense involving moral turpitude or one that affects the Company and/or Affiliated Companies;

(2) The Grantee’s refusal to comply with a reasonable instruction from his/her superiors, including the Board of Directors, the CEO, and the Grantee’s direct manager, in connection with the business of the Company and/or the business of Affiliated Companies, which could have been lawfully performed;

(3) Embezzlement of funds of the Company and/or of Affiliated Companies;

(4) Breach of the duty of loyalty towards the Company and/or towards Affiliated Companies, including the disclosure of confidential information regarding the Company and/or Affiliated Companies;

(5) Any act or omission (other than conduct in good faith) which, in the opinion of the Board of Directors, is significantly detrimental to the Company and/or to Affiliated Companies;

(6) As this term is defined in the Grantee’s employment agreement or engagement agreement with the Grantee or any other agreement signed between the Grantee and the Company and/or Affiliated Companies;

(7) In any other case where the Employee’s employment with the Company and/or the Affiliated Company is terminated without being entitled to severance pay.

(dd) “Section 102” - Section 102 of the Ordinance, as in effect today or as it may be amended in the future, and all rules and/or regulations and/or rulings and/or other legislation by virtue of this section, including the Income Tax Rules (Tax Relief in the Allocation of Shares to Employees), 5763 - 2003.

(ee) “Employee” - A person employed by the Company or an Affiliated Company, including an officer or director, but excluding a Controlling Shareholder as defined in Section 32(9) of the Ordinance.

(ff) “Transaction” - Any of the following:

(1) A merger, acquisition, or reorganization of the Company with or into another company, where the Company is not the surviving company;

(2) The sale of all or substantially all of the assets or shares of the Company.

(gg) “Ordinance” - The Income Tax Ordinance (New Version), 5721 - 1961, as in effect today or as it may be amended in the future.

(hh) “Tax Authority” - The Israel Tax Authority.

(ii) “Non-Employee” - A consultant, service provider, Controlling Shareholder, or any other entity that is not an Employee.

(jj) “Fair Market Value” - At any given time, shall be the value of a Share which shall be determined as follows:

(1) If the Shares are listed for trading on a recognized stock exchange or a national market system, including the Tel Aviv Stock Exchange, the Fair Market Value shall be the closing price of the Share as reported on the stock exchange or national market system as aforesaid on the last trading day preceding the determining date, according to any source selected by the Board of Directors in its discretion.

Without derogating from the foregoing, and for the purpose of determining the tax liability in accordance with Section 102(b)(3) of the Ordinance only, if on the Grant Date of the Options and/or Shares, the Company’s shares are listed for trading on any stock exchange or national market system, or if the Company’s shares are listed for trading within ninety (90) days from the Grant Date of the Options and/or Shares, the Fair Market Value of the Share on the Grant Date of the Options and/or Shares shall be determined according to the average value of the Company’s shares during the thirty (30) trading days preceding the Grant Date of the Options and/or Shares, or during the thirty (30) trading days following the date of the Public Offering, as the case may be.

(2) If there is current reporting on the Shares through an authorized stock dealer, but there is no reporting of sale prices, then the Fair Market Value shall be determined by the average between the highest bid and the lowest asked price of the Shares on the last trading day preceding the determining date, or;

(3) In the absence of an organized market for the Shares, the Fair Market Value shall be determined, in good faith, by the Board of Directors.

(kk) “Incentive Plan” - This 2017 Incentive Plan for the Allocation of Options and Shares of the Company.

(ll) “Exercise Price” - Reflects the price for each Share subject to an Option which shall be paid by the Grantee to the Company upon the exercise of the Option into a Share.

The Incentive Plan

This Incentive Plan, as it may be updated from time to time, shall be called the 2017 Israeli Incentive Plan for the Allocation of Options and Shares of Algomizer Ltd.

1.	Introduction

The purpose of the Incentive Plan is to grant to employees, consultants, officers, directors, and service providers of the Company and of Affiliated Companies, Shares and/or Options exercisable into Shares of the Company, in order to create an incentive among them to maximize the Company’s profits and to have them participate in the Company’s development and success.

2.	Administration of the Incentive Plan

2.1 The Incentive Plan shall be administered by the Board of Directors of the Company, subject to any law that may be in force and to the provisions of the Company’s Articles of Association.

2.2 The Board of Directors shall have the full and absolute authority and discretion to decide as follows:

(1) To determine who the Grantees are;

(2) To determine the terms of the Grant Letters, including the number of Shares and/or Options granted to each Grantee, the number of Shares subject to each Option, the vesting dates, the manner of exercising the Option into a Share, the Exercise Price, to set restrictions on the transferability of the Shares and/or Options, as well as terms regarding forfeiture, repurchase of the Shares, and cancellation of the Shares and/or Options, and to cancel and suspend grants;

(3) To determine the Fair Market Value of the Shares;

(4) To elect the tax track for a 102 Share under the Trustee Track and/or a 102 Option under the Trustee Track;

(5) To determine the type of Share and/or Option granted;

(6) To amend restrictions and conditions applicable to Shares and Options;

(7) To interpret the terms of the Incentive Plan and to supervise the administration of the Incentive Plan;

(8) To accelerate, in whole or in part, the vesting dates of the Shares and/or Options granted to any Grantee;

(9) To freeze, terminate, or cancel the Incentive Plan in whole or in part, to amend or modify the Incentive Plan and its provisions;

(10) To decide and determine on any other matter necessary for the administration of the Incentive Plan.

2.3 The Board of Directors shall have the authority to grant, at its discretion, the following to a Grantee:

(1) In consideration for the cancellation of an Option granted to him/her, a new Option with an Exercise Price that is identical to, lower than, or higher than the Exercise Price of the original Option that was cancelled, and subject to other terms as shall be determined by the Board of Directors in accordance with the terms of the Incentive Plan;

(2) To change the original Exercise Price of the Option granted to him/her and set it at a different and new Exercise Price.

2.4 Subject to the Company’s Articles of Association, all decisions of the Board of Directors in connection with the Incentive Plan shall be made by a majority of votes, but any member of the Board of Directors shall be denied the right to vote or the right to be counted in the quorum required for the approval or making of a decision by the Board of Directors regarding the grant of Shares and/or Options to that member. Any written decision of the Board of Directors shall be made in accordance with the terms of the Company’s Articles of Association.

2.5 The interpretation of the Board of Directors regarding any section in the Incentive Plan and/or in the Grant Letter shall be final and absolute unless determined otherwise by the Board of Directors.

2.6 Subject to the Company’s Articles of Association and the Company’s decision and subject to all required approvals under any law, including the Companies Law, every member of the Board of Directors shall be indemnified, shall not bear personal liability, and shall not be liable in any way, for any reasonable expense he/she incurs (including reasonable consulting expenses) in connection with actions taken by him/her or which he/she refrained from taking in connection with the Incentive Plan, unless such actions were taken fraudulently or in bad faith, up to the maximum amount stipulated by law. Such indemnification shall be in addition to any right of indemnification that such member may have, if any, by virtue of being a director of the Company or in accordance with the provisions of the Company’s Articles of Association, an agreement, a resolution of the shareholders’ meeting, an insurance policy, etc.

2.8 Without derogating from the foregoing, any grant of Shares and/or Options to a director and to officers shall be approved and implemented in accordance with the provisions of the Companies Law, as they may be in effect from time to time, and/or any law that may replace it.

3.	Determination of Participants in the Incentive Plan

3.1 The persons eligible to participate in the Incentive Plan as Grantees shall include Employees and Non-Employees of the Company or of Affiliated Companies, provided that: (1) Employees shall receive only 102 Shares and/or 102 Options; (2) Non-Employees shall receive only 3(i) Options.

3.2 The grant of Shares and/or Options to a Grantee by virtue of the Incentive Plan does not entitle and does not preclude the Grantee from the right to participate in grants of Shares and/or Options by virtue of the Incentive Plan or by virtue of any other incentive plan for the grant of Shares and/or Options of the Company or of Affiliated Companies.

4.	Determination of the Type of Shares and/or Options in Accordance with Section 102

4.1 The Company may designate the Shares and/or Options to be granted to Employees in accordance with Section 102 as a “102 Share under the Non-Trustee Track” and/or as a “102 Option under the Non-Trustee Track” or as a “102 Share under the Trustee Track” and/or as a “102 Option under the Trustee Track”.

4.2 The grant of a “102 Share under the Trustee Track” and/or a “102 Option under the Trustee Track” by virtue of the Incentive Plan shall be subject to the approval of the Incentive Plan by the Board of Directors, as detailed in Section 15 below, and shall be subject to the approval of the Incentive Plan by the Tax Authority.

4.3 A “102 Share under the Trustee Track” may be classified as a “Share under the Capital Gains Track” or as a “Share under the Employment Income Track”.

4.4 A “102 Option under the Trustee Track” may be classified as an “Option under the Capital Gains Track” or as an “Option under the Employment Income Track”.

4.5 The Company’s election regarding the type of “102 Share under the Trustee Track” and/or the type of “102 Option under the Trustee Track” as detailed in Sections 4.3-4.4 above, respectively (hereinafter: “the Election”), shall be submitted as required to the Tax Authority prior to the Grant Date of the said Shares and/or Options. The Election shall take effect from the first Grant Date and shall remain in effect until the end of the year following the year in which the Company first granted a “102 Share under the Trustee Track” and/or a “102 Option under the Trustee Track”. The Election shall obligate the Company to grant only the type of Shares and/or Options under the chosen tax track (capital gains or employment income) that it has elected, and shall apply to all Employees who receive Shares and/or Options under the Trustee Track during the aforementioned period, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting a “102 Share under the Non-Trustee Track” and/or a “102 Option under the Non-Trustee Track” simultaneously.

4.6 All “102 Shares under the Trustee Track” and/or “102 Options under the Trustee Track” and/or shares resulting from the exercise of “102 Options under the Trustee Track” shall be held in trust by a Trustee, as described in Section 5 below.

4.7 For the avoidance of doubt, the designation of the type of Shares and/or the type of Options as “102 Shares under the Trustee Track” and/or as “102 Options under the Trustee Track” or “102 Shares under the Non-Trustee Track” and/or “102 Options under the Non-Trustee Track” shall be subject to the terms of Section 102 of the Ordinance.

4.8 In the case of “102 Shares under the Trustee Track” and/or “102 Options under the Trustee Track”, the terms of the Incentive Plan and/or the Grant Letter, as the case may be, shall be subject to the terms of Section 102 of the Ordinance and the approval of the Assessing Officer, and these terms and approval shall form an integral part of the Incentive Plan and the Grant Letter. Any of the terms of Section 102 and/or the said approval, which are necessary to obtain and/or maintain tax benefits in accordance with Section 102, and which are not explicitly detailed in the Incentive Plan or the Grant Letter, shall be deemed to apply to and be binding on the Company and the Grantees.

5.	Trustee

5.1 “102 Shares under the Trustee Track” and/or “102 Options under the Trustee Track” which are granted by virtue of the Incentive Plan and/or shares to be issued following the exercise of “102 Options under the Trustee Track” and/or other shares which will be issued by virtue of the exercise of rights, including bonus shares, shall be allocated or issued in the name of the Trustee and held by him for the periods stipulated and required in Section 102 (hereinafter: “the Holding Period”). If the conditions for the grant of “102 Shares under the Trustee Track” and/or “102 Options under the Trustee Track” are not met, then the “102 Shares under the Trustee Track” and/or the “102 Options under the Trustee Track” which were granted may be considered as “102 Shares under the Non-Trustee Track” and/or “102 Options under the Non-Trustee Track”, as the case may be, all in accordance with the terms of Section 102.

5.2 Without derogating from and subject to the foregoing and to any other relevant restriction in this Incentive Plan, in another relevant incentive plan, in the Grant Letter, and in the applicable law, the Trustee shall not transfer to the Grantee “102 Shares under the Trustee Track” and/or shares which were granted as a result of the exercise of a “102 Option under the Trustee Track” and/or shares granted by virtue of the exercise of rights, prior to the full payment of the tax liability arising from the grant and/or exercise and/or sale of such shares.

5.3 With respect to “102 Shares under the Trustee Track” and/or “102 Options under the Trustee Track”, subject to the terms of Section 102, a Grantee shall not sell or transfer from the Trustee “102 Shares under the Trustee Track” and/or shares which were granted as a result of the exercise of a “102 Option under the Trustee Track” and/or shares which were granted as a result of the exercise of rights, including bonus shares, until the expiration of the Holding Period required by virtue of Section 102. Notwithstanding the foregoing, if such a sale or transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to the Grantee.

5.4 Upon receipt of a “102 Share under the Trustee Track” and/or a “102 Option under the Trustee Track”, the Grantee shall sign an undertaking to release the Trustee from any liability for actions or decisions made in good faith in connection with the Incentive Plan, or for any “102 Share under the Trustee Track” and/or “102 Option under the Trustee Track” or share granted to him/her.

6.	Reserved Shares, Restrictions

6.1 The grant of a Share and/or Option to a Grantee in accordance with the Incentive Plan shall be made by means of a Grant Letter which shall be signed between the Company and the Grantee in a form as shall be approved by the Board of Directors, from time to time. Each Grant Letter shall specify, inter alia, the number of Shares and/or Options granted or the number of Shares that will result from the exercise of the Option, the type of Share and/or Option granted (“Share under the Capital Gains Track”, “Share under the Employment Income Track”, “102 Share under the Non-Trustee Track”, “Option under the Capital Gains Track”, “Option under the Employment Income Track”, “102 Option under the Non-Trustee Track”, etc.), the vesting dates, and other terms as shall be determined by the Board of Directors, provided that they are consistent with the terms of the Incentive Plan.

7.	Exercise Price of the Options

7.1 The Exercise Price of each Share with respect to an Option shall be determined by the Board of Directors at its sole discretion in accordance with the provisions of the law. The Exercise Price for each Grantee shall be determined in a Grant Letter to be signed between the Grantee and the Company.

7.2 The Exercise Price shall be paid by the Grantee to the Company at the time of exercising the Option into a Share, in a manner to be determined by the Board of Directors, including through one of the following options:

(1) Payment in cash, by check, or by bank transfer;

or;

(2) Exercise of part or all of the Options whose vesting date has arrived by means of a Net Exercise mechanism, whereby the Grantee shall be entitled to receive Shares reflecting the benefit component inherent in the exercised Options according to the formula below, in exchange for payment of the par value of the Shares only. For the avoidance of doubt, it is hereby clarified that under this exercise method, the Options are exercisable for the number of Shares reflecting only the benefit component. The Grantee shall not pay the Exercise Price, which is used solely for the purpose of calculating the benefit component.

The number of Shares that can be purchased by the Grantee under this mechanism in exchange for their par value shall be determined according to the following formula:

Y = The number of exercisable Options whose vesting date has arrived and have not yet been exercised and which the Grantee wishes to exercise through this mechanism.

A = The Fair Market Value of each Share on the exercise date.

B = The adjusted Exercise Price for each Option.

N = The par value of each Share.

or;

(3) At the discretion of the Board of Directors, any combination of the methods specified in this Section 7.2.

7.3 The Exercise Price shall be denominated in the primary currency of the economic environment of the Company or the Grantee (i.e., the functional currency of the Company or the currency in which the employee receives salary), as shall be determined by the Company.

8.	Adjustments

8.1 In the event of a Transaction, any Option granted under the Incentive Plan that has not yet been exercised shall be replaced or converted into options for shares in accordance with the number of shares under the Grant Letter that have not yet been exercised, or for any security of the Acquiring Company (or a parent or subsidiary company of the Acquiring Company) which were distributed to the shareholders of the Company against the Shares in connection with such Transaction, and appropriate adjustments shall be made to the Exercise Price of the Option for a Share to reflect such event. All other terms of the Grant Letter shall remain in effect, including the vesting dates, all as shall be determined by the Board of Directors, whose decision shall be exclusive and final. The Company shall notify the Grantee of the Transaction in such manner and form as the Company deems appropriate at least seven (7) days before the Record Date of the Transaction.

This section shall apply, mutatis mutandis, also to Shares whose vesting date has not yet arrived.

8.2 Without derogating from the foregoing and subject to the provisions of any law, the Board of Directors shall have the authority to determine, at its sole and final discretion, in connection with certain Grant Letters, that the Grant Letter shall contain a clause stating that if, upon the occurrence of a Transaction as detailed in Section 8.1 above, the Acquiring Company (or a parent or subsidiary company of the Acquiring Company) does not agree to convert or replace the Options, the vesting dates of all or part of the Options whose vesting date has not yet arrived shall be accelerated, and the Grantee shall be entitled to exercise the Options into Shares seven (7) days before the date of the occurrence of the Transaction detailed in Section 8.1 above.

This section shall apply, mutatis mutandis, also to Shares whose vesting date has not yet arrived.

8.3 For the purposes of Section 8.1 above, the Share and/or Option shall be considered replaced or converted if, following the Transaction, the Share and/or Option grants the right to purchase or receive, for each Share and/or Share subject to an Option, immediately before the Transaction, the consideration (whether shares, options, cash, or other securities or property) which will be received in the Transaction by the shareholders for each Share held on the Record Date of the Transaction (and if such holders were given a choice as to the consideration, the type of consideration chosen by the holders of a majority of the Shares); provided that, if such consideration received in the event of a Transaction is not solely in ordinary shares (or their equivalent) of the Acquiring Company (or its parent or subsidiary company), the Board of Directors may, after obtaining the consent of the Acquiring Company, determine that the consideration to be received upon exercise of the Option shall be solely ordinary shares (or their equivalent) of the Acquiring Company (or its parent or subsidiary company) whose market price is equal to the price per share received by the holders of a majority of the Shares in the Transaction; and provided that the Board of Directors may determine, at its discretion, that in such a case of replacement or conversion of a Share against a Share and/or an Option against an Option of the Acquiring Company, such Share and/or Option shall be replaced against any other type of asset, including cash, in a fair manner under the existing circumstances.

8.4 Should a voluntary liquidation of the Company be decided upon while there are unexercised Options under the Incentive Plan, the Company shall give notice to all Option holders of such decision, and each Option holder shall have seven (7) days to exercise the unexercised Options into Shares whose vesting date has arrived, in accordance with the exercise procedure set forth below. Upon the expiration of these seven (7) days, all Options that have not been exercised into Shares by that day shall immediately expire.

This section shall apply, mutatis mutandis, also to Shares whose vesting date has not yet arrived.

8.5 In any case where a change occurs in the issued share capital of the Company by way of a share split, consolidation or exchange of shares, a change in the capital structure of the Company, or any similar event by or of the Company, then the number and type of Shares under the Incentive Plan or the Shares exercisable as a result of the exercise of Options granted under the Incentive Plan, and the Exercise Price, shall be adjusted proportionally to preserve proportionately the number of Shares and their cumulative Exercise Price, provided that no such adjustments shall be made as a result of the distribution of rights in respect of issued shares. Upon the occurrence of one of the events listed above, the type and cumulative number of Shares subject to issuance under the Incentive Plan (as detailed in Section 6 above), with respect to unexercised Options, shall be similarly adjusted, all as shall be determined by the Board of Directors, whose decision shall be final and binding.

8.6 Subject to the provisions below, should the Company distribute bonus shares to its shareholders, the Record Date for which distribution shall occur after the Grant Date of the Options but before the exercise of the Options and before the expiration of the Grantee’s eligibility to exercise them, the rights of the Grantees shall be preserved, such that immediately after the Record Date, the number of Shares resulting from the exercise of the Options to which the Grantees would have been entitled upon their exercise and payment of the Exercise Price for them (hereinafter: “Exercise Shares”) shall be increased, by adding shares in the number and of the type to which the Grantees would have been entitled as bonus shares upon their exercise prior to the Record Date for bonus shares. The fixed Exercise Price for the Options shall not change as a result of the increase in the number of Exercise Shares as aforesaid.

The provisions relating to the Exercise Shares shall also apply in the event that shares are added to the Exercise Shares, subject to the necessary changes.

It is hereby clarified that the number of Exercise Shares to which the Grantees will be entitled shall be adjusted only in the case of a distribution of bonus shares as stated in this section, but not in the case of any other issuances (including issuances to interested parties).

8.7 If the Company distributes a cash dividend, and the Record Date precedes the exercise date of Options, including Options for which the vesting date has not yet arrived, the Exercise Price shall be reduced and the rights of the Grantees in the Options shall be preserved, according to the following provisions:

Immediately after the Record Date, the ratio between the price of the Company’s share on the stock exchange, as determined by the stock exchange, adjusted for the dividend distribution (ex-dividend price), and the share price at the end of the Record Date (hereinafter: “Dividend Ratio”) shall be calculated.

The new Exercise Price of the Options shall be determined by multiplying the basic Exercise Price of the Options on the Record Date by the Dividend Ratio.

The Exercise Price shall also be adjusted in the other cases falling under distribution, as this term is defined in the Companies Law, in accordance with the principle in this section, mutatis mutandis.

8.8 Should the Company offer to its shareholders by way of a rights issue, rights to purchase any securities, the Company shall treat the Grantees as if they had exercised the Options to which they were entitled on the eve of the rights issue and shall ensure or cause that the rights are also offered to the Grantees on the same terms as they were offered to the other shareholders of the Company, mutatis mutandis.

8.9 For the avoidance of doubt, in any case of adjustments under this section, the Grantees shall not be entitled to receive a fraction of one whole share, and the number of Shares to be granted to each and every Grantee shall be rounded up to the nearest share, and the provisions of the Incentive Plan shall apply in this regard.

8.10 Without derogating from the terms of the Incentive Plan, if prior to the Public Offering all or substantially all of the assets or shares of the Company are sold or in the event of a Transaction all or substantially all of the assets or shares of the Company are exchanged for securities of another company, then each Grantee shall be obligated to sell or exchange, as the circumstances may be, the Shares which were granted to him/her or which were purchased by him/her by virtue of the Incentive Plan, in accordance with the instructions and directives which shall be given by the Board of Directors regarding the Transaction, whose decision shall be final.

8.11 The Grantee acknowledges and is aware that if the Company’s shares are listed for trading on any stock exchange, the Employee’s right to sell the Shares may be subject to certain restrictions (including Lock-Up Periods), as may be required by the Company, and the Grantee unconditionally agrees to be subject to such restrictions.

9.	Terms of the Share

9.1 Subject to the terms of the Incentive Plan, each Share shall be exercisable in accordance with the vesting dates as shall be determined in the Grant Letter.

9.2 The Share may be subject to additional conditions concerning its vesting date, as shall be determined by the Board of Directors at its discretion. The vesting dates of the Shares may differ from one another.

9.3 If the Grantee ceases to be an employee or service provider of the Company or Affiliated Companies without “Cause”, the Grantee shall be entitled to receive all Shares whose vesting date has arrived by the date of termination of the employment or service relationship. Shares whose vesting date has not yet arrived by the date of such termination of employment or service relationship shall be forfeited to the Company in consideration for the price paid by the Grantee for such Shares. For the avoidance of doubt, it is clarified that the Grantee shall not be entitled to Shares whose vesting date has not yet arrived as of the date of termination of the employment or service relationship.

In the event that the termination of the relationship is for “Cause”, then all Shares (both Shares whose vesting date has arrived and Shares whose vesting date has not yet arrived by the date of termination of the relationship) shall be subject to forfeiture by the Company in consideration for the price paid by the Grantee for such Shares, and all of the Grantee’s rights in the Shares, including the right to receive dividends, shall expire.

With respect to “102 Shares under the Non-Trustee Track”, upon termination of the relationship between the Company or Affiliated Companies and the Grantee, the Grantee shall provide the employer with security or a guarantee for the payment of the tax applicable at the time of the sale of the Shares, all in accordance with the terms of Section 102 of the Ordinance.

9.4 Notwithstanding anything stated in any other provision of the Incentive Plan and/or in any agreement and/or elsewhere, in any case where the Grantee ceases to be an employee of the Company or Affiliated Companies (whether without “Cause” or for “Cause”), the Company shall have an absolute and unconditional right to forfeit all Shares to which the Grantee is entitled, including all Shares whose vesting date has passed before the date of termination of the employment relationship.

In the event that the termination of the employment relationship was without “Cause”, the Company shall pay the Grantee for the forfeiture of the Shares whose vesting date passed before the date of termination of the employment relationship only, their Fair Market Value, as defined above. For Shares whose vesting date has not yet arrived by the date of termination of the employment relationship, no consideration whatsoever shall be paid to the Grantee for the forfeiture of the Shares by the Company.

For the removal of doubt, in any case where the termination of the employment relationship was for “Cause”, no consideration whatsoever shall be paid to the Grantee against the forfeiture of the Shares by the Company.

10.	Terms of the Option and its Exercise

10.1 A Grantee wishing to exercise the Option in his/her possession shall provide written notice thereof to the Company or its representative, in the form and manner to be determined by the Company and, if necessary, by the Trustee in accordance with the requirements of Section 102. The exercise shall be effective upon receipt of the exercise notice by the Company and/or its representative and payment of the Exercise Price at the office of the Company or its representative. In the notice, the Grantee shall specify the number of Shares with respect to the Option that the Grantee wishes to exercise. All other documents that the Grantee must sign as a condition for the exercise of the Option, as detailed in the Incentive Plan and the Grant Letter and according to the decision of the Board of Directors, shall also be attached to the notice. The Board of Directors shall be entitled to make changes to the exercise procedures and manner at any time, at its discretion, inter alia, for the purpose of improving and streamlining the exercise procedures and for adapting them to changes that may occur in the applicable law and the Company’s accumulated experience. The Company shall provide the Grantees with notice of the said changes and of the new procedures that will apply, to the extent that the matter is relevant to them. For the avoidance of doubt, it is clarified that to the extent required, any change and/or adjustment shall be made in cooperation and coordination with the Trustee and subject to the provisions of Section 102.

10.2 Subject to the terms of the Incentive Plan, each Option shall be exercisable in accordance with the vesting dates and for the number of Shares as shall be determined in the Grant Letter. However, the Options shall not be exercisable after the Expiration Date.

10.3 The Option may be subject to additional conditions concerning its exercise date, as shall be determined by the Board of Directors at its discretion. The vesting dates of the Options may differ from one another.

10.4 The Option shall expire if not previously exercised into a Share, on the earlier of: (1) the Expiration Date as mentioned in the Grant Letter; (2) the expiration of the period in the cases specified in Section 10.7 below.

10.5 The Options are exercisable by the Grantee in full at any time or in part from time to time, provided that the vesting and exercise date of the Option has arrived, and before the Expiration Date has passed, and provided that, subject to the terms of Section 10.7 below, the Grantee is employed by or provides services to the Company or Affiliated Companies, at all times during a period beginning on the grant of the Option and ending on the date of exercise of the Option.

10.6 Subject to Section 10.7 below, if the Grantee ceases to be an employee or service provider of the Company or Affiliated Companies, all Options granted to him/her shall immediately expire on the date of termination of the employment or service provision relationship (as this term is defined in Section 10.7 below). Such cessation shall not be deemed to have occurred merely by reason of the transfer of the Grantee’s employment or service provision relationship from the Company to Affiliated Companies. For the avoidance of doubt, in the event of termination of the employment or service provision relationship, Options whose vesting date has not yet arrived on the date of termination of the relationship shall not vest and shall not be exercisable.

10.7 Without derogating from the foregoing and unless otherwise determined in the Grantee’s Grant Letter, the Grantee shall be entitled to exercise the Options at a date later than the date of termination of the employment or service provision relationship, but only with respect to Options whose vesting date has arrived on the date of termination of the employment or service provision relationship, in accordance with the vesting periods of the Option, and all in accordance with the cases detailed below:

(1) In the event of termination of the relationship without “Cause”, the Grantee shall have the right to exercise the Options that he/she was entitled to exercise by virtue of the Grant Letter in accordance with the vesting dates and provided they have not yet expired, for a period after receipt of the prior notice of termination of the relationship and until the actual date of severance of the relationship, a total period of ninety (90) days unless the Board of Directors determines otherwise in the specific Grant Letter of each Grantee.

(2) In the event of termination of the relationship due to the death or disability of the Grantee, the Grantee or his/her legal heirs shall have the right to exercise the Options that the Grantee was entitled to exercise by virtue of the Grant Letter in accordance with the vesting dates and provided they have not yet expired, for twelve (12) months from the actual date of severance of the relationship.

(3) The Board of Directors has approved, at a date prior to the date of severance of the relationship, an extension of the terms of the unexercised Options beyond the date of severance of the relationship for a period not to exceed the original period set for the exercise of the Option.

For the purpose of this section, and for the purpose of Section 9.4 above, “date of termination of the employment or service provision relationship” and/or “date of termination of the relationship” shall be considered the actual date of severance of the relationship.

For the avoidance of doubt, in the event that the termination of the relationship is caused by resignation and/or dismissal for “Cause”, then the Options shall expire for all intents and purposes (whether the Grantee on the date of termination of the relationship was entitled to exercise part of the Options or not), and the Grantee shall have no right in connection with the Options.

10.8 For the avoidance of doubt, Grantees shall not have the rights granted to shareholders of the Company with respect to the Shares they received by virtue of the exercise of the Options, nor shall the Grantees be considered as holders of a class of shares or as creditors of the Company for the purposes of Sections 350 and 351 of the Companies Law, until the date of registration of the Grantee as a shareholder in the Company’s register of shareholders after the exercise of the Option into a Share, subject to the terms of the Incentive Plan, but in the case of Options and Shares held by a Trustee, subject to the terms of Section 5 of the Incentive Plan.

10.9 The Grant Letter which shall be approved by virtue of the Incentive Plan may include other additional terms, in accordance with the discretion of the Board of Directors from time to time.

10.10 With respect to “102 Options under the Non-Trustee Track”, upon termination of the relationship between the Company or Affiliated Companies and the Grantee, the Grantee shall provide the employer with security or a guarantee for the payment of the tax applicable at the time of the sale of the Shares, all in accordance with the terms of Section 102 of the Ordinance.

11.	Right of First Refusal

11.1 Without derogating from the provisions of the Company’s Articles of Association, Grantees shall have no right of first refusal in connection with any sale of the Company’s shares by other shareholders of the Company.

11.2 Unless otherwise determined by the Board of Directors, until the date of listing of the Company’s shares for trading on a stock exchange, any sale of shares by the Grantee shall be subject to a right of first refusal as stipulated in the Company’s articles of incorporation and/or in the Company’s shareholders’ agreement and/or in the Grant Agreement, as they may be in effect from time to time.

12.	Dividend

Without derogating from the terms of the Incentive Plan and in addition, it is clarified that all Shares (excluding, for the avoidance of doubt, unexercised Options) which shall be granted to the Grantees or to the Trustee, as the case may be, shall entitle their owners to the right to receive a dividend in accordance with the number of Shares, subject to the terms of the Company’s Articles of Association and subject to the tax applicable to the distribution of such dividends, and as the case may be, subject to Section 102.

13.	Restriction on Transferability of Options and/or Shares

13.1 The Shares, Options, or the Grantee’s rights in any matter related to the Options, whether or not payment has been made for them, are not transferable, assignable, pledgeable, or any right in respect thereof to be given to a third party other than by will or the laws of inheritance, except as expressly stated in the Incentive Plan, and during the Grantee’s lifetime, all of the Grantee’s rights to purchase Shares by virtue of the exercise of Options under the Incentive Plan are exercisable by the Grantee only.

Any such action, whether direct or indirect, whether its effect is immediate or future, shall be void.

13.2 As long as the Shares and/or Options are held by the Trustee for the benefit of the Grantee, then all of the Grantee’s rights are personal and are not transferable, assignable, pledgeable, attachable, or subject to any other encumbrance, except for transfer by will or the laws of inheritance.

14.	Term of the Incentive Plan

The Incentive Plan shall come into effect on the date of its adoption by the Company’s Board of Directors and shall expire at the end of ten (10) years from the date of adoption.

15.	Amendments or Termination of the Incentive Plan

The Board of Directors may at any time, and as the case may be after consultation with the Trustee, amend, modify, suspend, or terminate the Incentive Plan. Such amendment, modification, suspension, or termination shall not adversely affect the rights of any Grantee, unless mutual consent has been obtained between the Grantee and the Company in a writing signed by the Grantee and the Company. The termination of the Incentive Plan shall not affect the rights of the Board of Directors to exercise the powers granted to it by virtue of the Incentive Plan, with respect to Shares and/or Options which were granted in accordance with the Incentive Plan before the date of termination of the Incentive Plan.

16.	Applicable Rules

The Incentive Plan, the grant of Shares and/or Options and the exercise of Options thereunder, and the Company’s undertaking to sell and transfer Shares, shall be subject to all applicable laws, regulations, and rules of the State of Israel which has jurisdiction over the Company and the Grantee, including the registration of the Shares in accordance with the securities laws of the State of Israel, the Ordinance, and to those approvals by government offices or stock exchanges, as may be required. Nothing in the foregoing shall obligate the Company to register its shares in accordance with the securities laws of any jurisdiction.

17.	Continued Employment

No provision in the Incentive Plan and the Grant Letter with the Grantee shall be interpreted as an undertaking and/or as an agreement on the part of the Company and/or an Affiliated Company to continue to employ the Grantee, nor shall any provision in such agreements and/or in the Incentive Plan be interpreted as granting the Grantee any right to continue to be employed by or to provide services to the Company and/or Affiliated Companies, or as restricting the right of the Company and/or an Affiliated Company to terminate the employment of any Grantee at any time.

18.	Governing Law and Jurisdiction

The Incentive Plan shall be administered, interpreted, and enforced in accordance with the laws of the State of Israel applicable to agreements made and to be performed therein, without regard to principles of choice of law. The exclusive jurisdiction under the Incentive Plan shall be with the competent courts in Tel Aviv, Israel.

19.	Taxation and Other Arrangements Concerning the Transfer of Shares to the Grantee

19.1 The Grantee alone shall bear all tax liabilities in respect of the grant and sale of the Shares and/or the grant of the Options and the exercise of the Options, payment for Shares by virtue of the exercise of Options, or in respect of any other action (of the Company, and/or Affiliated Companies and/or the Trustee and/or the Grantee). The Company and/or Affiliated Companies and/or the Trustee shall deduct, in accordance with any law, regulations, and rules, all taxes, including withholding tax at source. The Grantee agrees to indemnify the Company and/or Affiliated Companies and/or the Trustee and to release them from any liability with respect to the payment of such taxes, interest, and penalties and from any other payment, including in respect of charges originating from the need to deduct tax or from the failure to deduct tax from any payment transferred to the Grantee.

19.2 The Company and/or the Trustee, as the case may be, shall not transfer the share certificate to the Grantee until full payment of all mandatory payments in respect of the said Shares and/or Options.

20.	Non-Exclusivity of the Incentive Plan

The adoption of the Incentive Plan by the Board of Directors shall not be interpreted as amending, modifying, or revoking any previously approved incentive arrangement or as limiting the authority of the Board of Directors to adopt other incentive arrangements as it may deem appropriate, including the grant of additional Shares and/or Options not by virtue of the Incentive Plan, and those arrangements may apply generally or in specific cases.

For the avoidance of doubt, prior grants of Shares and/or Options to Grantees in their employment agreements and not within the framework of a previous incentive plan shall not be considered approved incentive arrangements for the purposes of this section.

21.	Multiplicity of Agreements

The terms of each Share and/or Option may differ from other Shares and/or Options, as the case may be, granted under the Incentive Plan simultaneously. The Board of Directors may grant more than one Share and/or Option to any Grantee during the term of the Incentive Plan, whether in addition to or as a substitute for one or more Shares and/or Options, as the case may be, which were granted to that Grantee.

22.	Absence of Representation

This Incentive Plan and the Grant Letter shall not be deemed to create any representation on the part of the Company towards any Grantee regarding the Company’s relationship, the value of its shares in general and/or the shares to be received from the exercise of the Options granted under the Incentive Plan in particular, including regarding the Company’s business areas. By signing the Grant Letter, the Grantee undertakes that his/her consent given to the grant of the Shares and/or Options and the exercise of the said Options (should they be exercised), was not given and will not be given in any form or manner whatsoever on the basis of any representation or undertaking on the part of the Company or any of the directors serving on the Company’s Board of Directors, officers of the Company, shareholders of the Company, or employees of the Company. Furthermore, the Grantee shall waive any claim of “non-conformity” and/or any cause of action or any other claim of any kind or type whatsoever in connection with the Shares and/or the underlying Options.